February 20, 1996




Merrill Lynch Dragon Fund, Inc.
P.O. Box 9011
Princeton, New Jersey  08543-9011

Ladies and Gentlemen:

     This opinion is furnished in
connection with the notice (the "Notice") to be filed by Merrill Lynch Dragon
Fund, Inc., a Maryland corporation (the
"Fund"), with the Securities and
Exchange Commission pursuant to
Rule 24f-2 under the Investment Company
Act of 1940, as amended.  The Notice is
being filed to make definite the
registration under the Securities Act of 1933, as amended, of 71,211,008 shares of common stock, par value $.10 per share, of the Fund (the "Shares") which were sold during the Fund's fiscal year ended
December 31, 1995.

     As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the
opinion that the Shares were legally issued, fully paid and non-assessable. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an attachment to the Notice.

Very truly yours,